Exhibit 77C

A Special Meeting of Shareholders of The Charles Schwab Family of Funds (the Trust) was held on December 11, 2015, for the purpose of seeking shareholder approval to elect the following individuals as trustees of the Trust:Walter W. Bettinger II, Marie A. Chandoha,
Joseph R. Martinetto, Robert W. Burns, John F. Cogan,
Stephen T. Kochis, David L. Mahoney, Kiran M. Patel,
Kimberly S. Patmore, Charles A. Ruffel, Gerald B. Smith, and Joseph H. Wender.
The number of votes necessary to conduct the Special Meeting and approve the proposal was obtained. The results of the shareholder vote are listed below:

Proposal To elect each of the following individuals as trustees of the Trust:

			For
			Withheld
Walter W. Bettinger II
	114,958,848,042.874
	28,369,951,694.105
Marie Chandoha
		138,293,183,971.888
5,035,615,765.091

Joseph R. Martinetto
138,343,234,171.004
4,985,565,565.975
Robert W. Burns
138,801,166,597.632
4,527,633,139.347

John F. Cogan
		135,183,710,424.042
8,145,089,312.937

Stephen T. Kochis
138,674,668,915.137
	4,654,130,821.842

David L. Mahoney
	138,421,149,206.830
	4,907,650,530.149

Kiran M. Patel
		138,545,135,567.241
	4,783,664,169.738

Kimberly S. Patmore
	138,722,452,525.210
4,606,347,211.769

Charles A. Ruffel
138,803,994,873.579
4,524,804,863.400

Gerald B. Smith
		138,636,013,914.434
4,692,785,822.545

Joseph H. Wender
138,440,840,243.816
4,887,959,493.163